                                                                     Exhibit (i)


April 26, 2005

VIA FACSIMILE (415-783-9820) AND OVERNIGHT MAIL

Deloitte & Touche LLP
1111 Broadway, Suite 2100
Oakland, CA 94607-4036

Attention: Marzena Wright

Re:      Atlas Assets, Inc.
         Atlas Insurance Trust
         Atlas Advisers, Inc.

Ladies and Gentlemen:

By letter dated April 13, 2005, Lezlie Iannone, Senior Vice President of Atlas Advisers, Inc. (together with Atlas Assets, Inc. and Atlas Insurance Trust, the "Company"), has asked that we update our letters to you dated February 11, 2005 (the "Prior Letters") in reference to your audit of the financial statements of the Company.

The nature and scope of this Firm's representation of the Company remain as they were described in the Prior Letters, and, subject to the provisions, definitions and limitations of and the materials incorporated by reference in the Prior Letters, we hereby confirm the information provided in the Prior Letters.

The information set forth herein is as of April 26, 2005, the date on which we commenced our internal review for purposes of preparing this response, and we disclaim any undertaking to advise you of changes which thereafter may be brought to our attention.

Deloitte & Touche LLP
April 26, 2005
Page 2

Very truly yours,

/s/ Gregory T. Pusch

Gregory T. Pusch

for PAUL, HASTINGS, JANOFSKY & WALKER LLP

cc:      Ms.  Lezlie Iannone
         Atlas Advisers, Inc.
         794 Davis Street
         San Leandro, CA 94577